Exhibit 99.1

NEWS RELEASE

CareDx, Inc. Reports Second Quarter 2014 Financial Results

Record Quarterly Revenue reported

Brisbane, CA—August 27, 2014—CareDx, Inc. (Nasdaq: CDNA) a molecular diagnostics company focused on the development and commercialization of clinically differentiated, high value, non-invasive surveillance solutions for transplant recipients today reported financial results for the three and six months ended June 30, 2014.

Recent Accomplishments:

•	Closing an initial public offering in July 2014, resulting in net proceeds to the Company of $35.5 million;

•	AlloMap, the Company’s molecular diagnostic surveillance solution, was used for heart transplant patients more than 3,000 times in the second quarter of 2014, representing 20% year-over-year growth and a new quarterly record;

•	Second quarter revenues of $6.8 million, representing 24% growth over the same period of 2013, and also a CareDx quarterly record;

•	Launch of the D-OAR (Donor-derived cell-free DNA Outcomes AlloMap Registry) clinical trial, which provides a research use only diagnostic tool to help clinicians and scientists investigate the use of cell-free (cf) DNA technology for heart transplant recipients;

•	Published results demonstrating that graft-derived cfDNA in the bloodstream correlates to acute cellular rejection in kidney and heart transplant recipients, further supporting the Company’s development initiatives.

“As a result of significant AlloMap volume growth in the second quarter of 2014, revenues grew 24% over the prior year” said President and Chief Executive Officer, Peter Maag. “The past several months have been transformational for CareDx. With the success of the recent IPO, our strengthened balance sheet enables us to build on the momentum we have gained with our AlloMap surveillance solution for heart transplant patients and to pursue our development pipeline for cfDNA tests for heart and kidney transplant patients. The CareDx team is committed to driving forward the initiatives we laid out in order to create both short and long-term value for our shareholders.

Second Quarter Financial Results

Revenue for the three months ended June 30, 2014 increased 24% to $6.8 million, from $5.5 million in the same period of the prior year. U.S. AlloMap revenue accounted for nearly all of the revenue in the quarter, as volume increased 20% year-over-year.

Total operating expenses for the second quarter of 2014 were $7.1 million, an increase of 25% compared to the second quarter of 2013. Operating loss for the second quarter was $345,000. However, the second quarter of 2014 included one-time expenses of $750,000 associated with the legal, accounting and consulting fees of the ImmuMetrix acquisition. Without these expenses, the Company would have shown an operating profit of $405,000.

For the second quarter of 2014, net income was $877,000 and basic net income per share was $.87, primarily resulting from a one-time income tax benefit of $1.5 million, also resulting from the acquisition of ImmuMetrix in June 2014. Net loss for the comparable period in 2013 was $802,000 or ($0.79) per basic and diluted share. Cash and cash equivalents were $7.9 million as of June 30, 2014. Subsequent to June 30, the Company completed its initial public offering raising proceeds of approximately $35.5 million, after deducting underwriting discounts and commissions and other issuance costs.

2014 Outlook

CareDx expects revenue for the full year of 2014 to be in the range of $26 to $26.5 million.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID 73744990. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.caredxinc.com.

A replay of the call will be available beginning August 27, 2014 at 4:30pm PT/7:30pm ET through midnight on August 28, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 73744990. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development, and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The company has commercialized AlloMap, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. For more information, please visit: www.CareDxInc.com.

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks relating to our development and commercialization of additional diagnostic solutions, which is a lengthy and complex process that may not be successful, our dependence on the sales of one test, AlloMap, for substantially all of our current revenue, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, risks of increased competition from other market participants, many of whom have substantially greater resources than us, and risks relating to our intellectual property position and infringement claims from third parties that could be time-consuming and costly to defend and could preclude us from operating our business. These factors, together with those that are described in greater detail in the prospectus filed by us with the SEC on July 18, 2014, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended June 30, 2014 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Leigh J. Salvo

(415) 513-1281

Leigh.salvo@westwicke.com

—Financial Tables Follow—

CareDx, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Testing revenue	$6,710	$5,333	$12,544	$10,142
Collaboration and license revenue	66	124	156	296

Total revenue	6,776	5,457	12,700	10,438

Operating expenses:
Cost of testing	2,403	2,119	4,565	4,243
Research and development	792	846	1,512	1,848
Sales and marketing	1,610	1,548	3,084	3,117
General and administrative	2,316	1,200	4,111	2,264

Total operating expenses	7,121	5,713	13,272	11,472

Loss from operations	(345)	(256)	(572)	(1,034)

Interest expense, net	(644)	(541)	(1,192)	(1,106)
Other income (expense), net	366	(5)	(163)	(10)

Loss before income taxes	(623)	(802)	(1,927)	(2,150)
Income tax benefit	1,500	—	1,500	—

Net income (loss)	$877	$(802)	$(427)	$(2,150)

Net income (loss) per share:
Basic	$0.87	$(0.79)	$(0.42)	$(2.13)

Diluted	$0.13	$(0.79)	$(0.42)	$(2.13)

Shares used to compute net income (loss) per share
Basic	1,013,128	1,011,123	1,012,769	1,011,116

Diluted	6,939,568	1,011,123	1,012,769	1,011,116

CareDx, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,872	$5,128
Accounts receivable	1,725	2,270
Inventory	614	518
Prepaid and other assets	3,319	255

Total current assets	13,530	8,171
Property and equipment, net	1,665	1,553
Intangible assets, net	6,650	—
Goodwill	12,005	—
Restricted cash	147	147
Other noncurrent assets	—	2

Total assets	$33,997	$9,873

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,741	$618
Accrued payroll liabilities	1,190	1,386
Accrued and other liabilities	3,649	1,048
Accrued royalties	3,526	—
Deferred revenue	674	80
Current portion of long-term debt, and subordinated convertible note	10,434	4,461

Total current liabilities	21,214	7,593
Accrued royalties	—	2,804
Deferred rent, net of current portion	1,784	1,885
Deferred revenue, net of current portion	1,006	1,623
Long-term debt, net of current portion	8,338	10,914
Convertible preferred stock warrant liability	808	525
Contingent consideration	2,313	—

Total liabilities	35,463	25,344
Commitments and contingencies
Convertible preferred stock: $0.001 par value; 7,501,370 and 6,417,954 shares authorized at June 30, 2014 and December 31, 2013, respectively; 6,043,808 and 5,155,673 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively; liquidation value of $156,567 and $137,221 at June 30, 2014 and December 31, 2013, respectively	149,444	135,202
Stockholders’ deficit:
Common stock: $0.001 par value; 10,000,000 and 7,737,226 shares authorized at June 30, 2014 and December 31, 2013, respectively; 1,012,959 and 1,010,711 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	9,672	9,482
Accumulated deficit	(160,583)	(160,156)

Total stockholders’ deficit	(150,910)	(150,673)

Total liabilities, convertible preferred stock and stockholders’ deficit	$33,997	$9,873